January 20, 1994



Mr. Barrett W. Taussig
1099 Wyndham Drive
York, PA  17403

Dear Barrett:

This letter outlines and confirms the proposals made to you, regarding the provision of supplemental pension benefits as the consideration for you to continue your career with Harsco Corporation. Since you have indicated that you are interested in so doing only if there is a meaningful senior management assignment that will utilize your background and experience to the greatest mutual advantage, we have also agreed to provide a special severance arrangement, covering the period of January 1, 1994 - December 31, 1996, which combines the lump sum dollar amount attributable to the extra years of service granted to you with a capped cash severance payout that declines over the three-year period cited above.

For ease of understanding, let us address first, the supplemental pension benefit, and then, the interaction between its dollar value and any possible severance payment, should you elect not to continue your career _ or, should Harsco Corporation determine that there is not a suitable position available that would be commensurate with your present status.

I.  Special Supplemental Retirement Benefit Agreement (Exhibit #1):

As we discussed, this Agreement provides that you will be eligible for a Supplemental Pension Benefit as determined by the formula of the current Harsco Corporation Supplemental Retirement Benefit Plan. This benefit will be calculated on a basis that treats you as though you have been continuously employed with the Company since you attained the age of forty (40) years.

The attached projected pension calculation (Exhibit #2) showing the difference between your actual years of service at age sixty-five (65) and the enhanced benefit being offered to you, uses projected compensation figures. Note that it illustrates your total pension benefit in the form of a lump sum payment as provided by the "Tax-Qualified" Pension Plan and the non-Tax-Qualified Supplemental Retirement Benefit Plan. Please note also that this calculation is based on a number of variables subject to change without notice, which may affect the amount of the projected total lump sum value. Therefore, the lump sum values shown on this example are for illustration purposes only and do not represent a guarantee of the actual amount payable at age sixty-five (65) years retirement.

Lastly, it should be pointed out that pension benefits from the Supplemental Plan do not have the same tax deferral/rollover advantages that accompany benefits payable from a tax-qualified pension plan. The Supplemental Retirement Benefit Plan currently provides only for a lump sum payout upon retirement; as you know, however, the tax-qualified Harsco Employees Pension Plan allows you to select either a lump sum or a monthly benefit payment.

II.  Severance Arrangement (Exhibit #3):

The example shown in Exhibit #3 shows in Column #2, the hypothetical lump sum pension monies attributable to an extra 9.75 years of Company service. Subject to the approval of the Board's Management Development & Compensation Committee, an actuarially-calculated dollar amount would be credited to your pension "account" effective January 1, 1994. This would then serve as the basis for calculating any additional cash severance payments that would be given to you, if your employment with the Company was terminated, the objective being to provide a combined total sum of $600,000 between the extra lump sum pension (Column #2) and the severance (Column #3).

You will note that as the lump sum pension amount grows over the next three years, the cash severance declines; and furthermore, the latter is "capped," as shown in Column #4.

As mentioned earlier, the three-year period of this severance arrangement ends on December 31, 1996; but this will have no bearing on the additional pension credits given to you. Your pension benefits upon retirement or termination of employment will obviously be greatly enhanced by the 9.75 years of Company service added to your actual years of service.

If this letter accurately reflects our discussions and subsequent agreement, please indicate your acceptance by signing both enclosed copies, retaining one for your personal file and returning the other copy to me.

Sincerely,



Derek C. Hathaway
President & Chief
Executive Officer

Enclosures:
1.  Agreement
2.  Pension Calculations
3.  Severance Illustration

Accepted and Agreed to:


Barrett W. Taussig


Date





SPECIAL SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

This Agreement by and between HARSCO CORPORATION, a Delaware corporation (the "Company") and Barrett W. Taussig, an individual (the
"Participant") is made and entered into this 28th day of January, 1994.


W I T N E S S E T H:


WHEREAS, the Company and the Participant wish to enter into an agreement, in order to formally document the action taken by the Company's Board of Directors on January 25, 1994, in approving the provision of a special supplemental retirement benefit for the Participant to recognize his contemplated future services to the Company and to insure that he receives an adequate level of continuous income after his retirement from the Company; and

NOW THEREFORE, in consideration of the promises and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

1. Supplemental Retirement Benefit. The Participant shall be entitled to receive a supplemental retirement benefit under the Company's
Supplemental Retirement Plan (the "Plan"), the terms and conditions of which are incorporated herein by reference, with the following modifications:

(a) For purposes of determining the Participant's years of Credited Service under the Plan, the Participant shall be treated as if he had been continuously employed with the Company on and after his attainment of age 40, and shall be credited with service from date of employment at assumed age of 40 until the date of his actual termination of employment or retirement from the Company;

(b) for purposes of determining the Participant's eligibility to elect voluntary early retirement under the Plan, the Participant must complete 10 years of service based on actual date of employment with the Company;

(c) In the event the Participant (i) is discharged upon conviction of a felony or other crime involving moral turpitude, or misappropriation of Company funds or (ii) within two years of terminating employment with the Company commences employment or becomes connected in any manner with any business, commercial or professional enterprise, whether in corporate, partnership or proprietorship form that provides a significant service or product in competition with the Company's wheeled vehicle product line or any other significant service or product primarily for defense purposes provided by the Company, its subsidiaries or any company or partnership in which the company has at least a 20% ownership interest, then the additional years of credited service for periods of time prior to the Participant's actual commencement of employment with the Company provided under paragraph 1(a) of this Agreement shall be forfeited and the amount of the Participant's supplemental retirement benefit under the Plan shall be recalculated based on his actual employment with the Company and when necessary reduced accordingly.

2. Funding. The sole obligation of the Company under this Agreement is a contractual obligation to pay the supplemental retirement benefit described herein in accordance with the terms of this Agreement and the Plan. Such benefit shall be paid from the general assets of the Company, and the Company shall be under no obligation to segregate any of its assets in respect of such benefit or to fund or otherwise secure its obligation to pay such benefit. The Company may, in its discretion, elect to provide for the payment of its obligations under this Agreement and the Plan through the purchase of a contract with an insurance company, by funding Harsco's Supplemental Executive Retirement Plan Trust ("Secular Trust") or by otherwise establishing a trust.

3. Administrative Costs. All administrative costs of providing supplemental retirement benefits to the Participant under this Agreement and the Plan shall be borne by the Company.

4. Assignment. The Participant may not assign, transfer, sell, hypothecate or otherwise encumber any of his rights under this Agreement and any attempt to do so shall be void. To the maximum extent permitted by law, the supplemental retirement benefits provided to the Participant under this Agreement shall not be liable or subject to the debts, contracts, liabilities, engagements or torts of the Participant, nor shall they be subject to attachment or garnishment pursuant to legal process against the Participant.

5. Entire Agreement. This Agreement supersedes any prior understandings or agreement, oral or written, between the Company and the Participant, other than the Plan, and represents the entire agreement between the Company and the Participant with respect to a supplemental retirement pension benefit. This Agreement may not be amended in any respect except by a written agreement signed by the Company and the Participant.

6. Claims Procedure. Any claim for a benefit under this Agreement by the Participant shall be filed and resolved in accordance with the Claims Procedure provided under Section 8.3 of the Company's Administrative Employees Pension Plan. The provisions of that section, as they may be amended from time to time, are hereby incorporated by reference.

7. Governing Law. This Agreement has been executed within the Commonwealth of Pennsylvania. The validity, interpretation and enforcement of this Agreement shall be governed by the law of the Commonwealth of Pennsylvania except to the extent that such law is preempted by the Employee Retirement Income Security Act of 1974, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                               HARSCO CORPORATION



Paul C. Coppock                       Derek C. Hathaway
Vice President, General Counsel       President and Chief Executive
Officer
and Secretary



                                      Barrett W. Taussig




PROJECTED 5 YEAR AVERAGE COMPENSATION $500,000 YEAR 2000
THROUGH YEAR 2004


Pension Calculation - 15.25 Actual Years of Service @ Age 65

  .008 x $ 37,800* =  $  302.40
  .016 x $462,200  =  $7,395.20
                      $7,697.60 x 15.25 yrs. = $117,388 Annual 10 C & C
Pension

Total Lump Sum Value at age 65 - PBGC Rate 6.00% $1,268,964
($117,388 x $10.81)


Pension Calculation - Using Years of Service If Hired at Age 40 - 25 Years Service @ Age 65

  .008 x $ 37,800* =  $  302.40
  .016 x $462,200  =  $7,395.20
                      $7,697.60 x 25 yrs. = $192,440 Annual 10 C & C
Pension

Total Lump Sum Value at age 65 - PBGC Rate 6.00% $2,080,276
($192,440 x $10.81)


Summary of Benefits @ Age 65

                                   Annual         Total Lump
                                   Pension        Sum Value
Increase

   Actual Years - 15.25 Yrs.      $117,388       $1,268,964
- -

   Credited Years
   If Hired At Age 40 25 Yrs.     $192,440       $2,080,276
$811,312

   Ratio   1.64                       1.64             1.64
- -


A portion of these total lump sum values will be paid from the "tax-qualified" Pension Plan. Proposed government regulations make it difficult to project the amount of such values more than one or two years in advance.

VARIABLES:
  -  PBGC interest rate at retirement or other break in service
  -  Future Plan design changes approved by Harsco Board of Directors
  - Actual compensation covered by Plan at time of retirement or other break in service
  - Actuarial Tables of Factors Subject to Change By Harsco Pension Committee or By IRS Rules Without Prior Notice


* SUBJECT TO CHANGE BY GOVERNMENT REGULATION.





BARRETT W. TAUSSIG



              (1)           (2)           (3)           (4)
(5)
              Hypothetical  Hypothetical  Cash          Cap on
Actual
              Actuarial     Actuarial     Severance     Cash
Cash
              Lump Sum      Lump Sum      (Subject to   Severance
Severance
              Pensions      Pensions      Cap in (4))
Payout
              Attributable  Attributable  ($600,000 -
Considering
              to years of   to extra      (2))
cap
              Service from  9.75 yrs of
              10/27/79      service
Date          (age 40)

Day 1
  1/1/94      $630,923      $434,213      $165,787      $600,000
$165,787

6 Months
  7/1/94      $667,918      $444,003      $155,997      $500,000
$155,997

1 Year
  1/1/95      $706,203      $453,978      $146,022      $400,000
$146,022

18 Months
  7/1/95      $746,107      $464,322      $135,678      $300,000
$135,678

2 Years
  1/1/96      $787,397      $474,864      $125,136      $200,000
$125,136

3 Years
  1/1/97      $874,970      $496,939            $0            $0
$0



- - FAC = $403,234 (Total Accrued Compensation for 1992) used for all calculations.
- -  PBGC Rate = 4.5% for all calculations.
- -  DOH  10/27/79
- -  Not 100% vested until 7/10/94